                                                                      EXHIBIT 12


                      CENDANT CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                                       NINE MONTHS ENDED
                                                                                          SEPTEMBER 30,
                                                                                   ------------------------
                                                                                     2002             2001
                                                                                   -------          -------
EARNINGS BEFORE FIXED CHARGES:
Income before income taxes, minority interest and equity in Homestore.com          $ 1,277          $ 1,172
Plus: Fixed charges                                                                    628              696
Less: Equity loss in unconsolidated affiliates                                          --               (5)
      Minority interest                                                                 24               33
                                                                                   -------          -------
Earnings available to cover fixed charges                                          $ 1,881          $ 1,840
                                                                                   =======          =======

FIXED CHARGES (A):
Interest, including amortization of deferred financing costs                       $   538          $   631
Minority interest                                                                       24               33
Interest portion of rental payment                                                      66               32
                                                                                   -------          -------
Total fixed charges                                                                $   628          $   696
                                                                                   =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                                                    3.00x(b)         2.64x(c)
                                                                                   =======          =======

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(a)  Consists of interest expense on all indebtedness (including amortization of deferred financing costs and capitalized interest) and the portion of operating lease rental expense that is representative of the interest factor. Interest expense on all indebtedness is detailed as follows:

                                                                                          SEPTEMBER 30,
                                                                                   ------------------------
                                                                                     2002             2001
                                                                                   -------          -------
Incurred by the Company's PHH subsidiary                                           $   148          $  208
Related to the debt under management and mortgage programs incurred
    by the Company's car rental subsidiary                                             158             135
All other                                                                              232             288

(b) Income before income taxes, minority interest and equity in Homestore.com includes other charges of $289 million. Excluding such amounts, the ratio of earnings to fixed charges is 3.46x.

(c) Income before income taxes, minority interest and equity in Homestore.com includes a net gain on the dispositions of businesses of $435 million, partially offset by other charges of $299 million. Excluding such amounts, the ratio of earnings to fixed charges is 2.45x.


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